Exhibit 8.2

北京 BEIJING·上海 SHANGHAI·深圳 SHENZHEN·香港 HONG KONG·广州 GUANGZHOU·西安 XI’AN

May 31, 2022

Tuya Inc. (the “Company”)

PO Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We have acted as the PRC counsel to the Company in connection with the Company’s registration statement on Form F-3 (including all amendments or supplements thereto, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended), relating to the proposed offering of certain of the Company’s Class A ordinary shares, par value US$0.00005 per share.

A.	DEFINITIONS

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion are defined as follows:

“Governmental Agency”	means any competent government authority, court, arbitration commission, or regulatory body of the PRC. “Governmental Agencies” shall be construed accordingly.
“PRC Laws”

mean any and all laws, regulations, statutes, rules, orders, decrees, notices, judicial interpretations and other legislation currently in force and publicly available in the PRC as of the date hereof.

B.	QUALIFICATIONS

Our opinion expressed below is subject to the following qualifications (the “Qualifications”):

i.	Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii.	The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iii.	Our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, calculation of damages, entitlement to attorney’s fees and other costs, or waiver of immunity from jurisdiction of any court or from legal process; (d) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally; and (e) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv.	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Governmental Agencies will ultimately take a view that is not contrary to our opinion stated above.

v.	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and PRC government officials.

vi.	This opinion is intended to be used in the context which is specifically referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

C.	OPINIONS

Subject to the Qualifications and disclosures contained in the Registration Statement, we are of the opinion as of the date hereof that:

i.	So far as PRC Laws are concerned, the statements set forth under the caption “Item 10. Additional Information—10.E. Taxation—PRC” on Form 20-F filed with the SEC by the Company on April 28, 2022, which is incorporated in the Registration Statement by reference, and “Taxation” in the prospectus forming part of the Registration Statement, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement and applicable prospectus supplement and to the filing of this letter as an exhibit to the Registration Statement with the SEC. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

(Remainder of page intentionally left blank; signature page to follow)

For and on behalf of

/s/ Jia Yuan Law Offices

Jia Yuan Law Offices

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